FIRST AMENDMENT OF INDENTURE


                  THIS FIRST AMENDMENT OF INDENTURE (this "Amendment"), made and entered into as of July 6, 2001 (the "First Amendment Effective Date"), by and between NATIONAL VISION, INC., a Georgia corporation (the "Company"), and State Street Bank and Trust Company, as Trustee (the "Trustee").


                               W I T N E S E T H:

         WHEREAS, the Company and the Trustee are parties to that certain Indenture, dated as of June 15, 2001 (the "Indenture"; capitalized terms used herein and not otherwise defined herein shall have the meanings given such terms in the Indenture as amended by this Amendment); and

         WHEREAS, certain ambiguities, defects or inaccuracies have been discovered in the Indenture after it was executed and delivered, and pursuant to
Section 9.01 of the Indenture, the parties hereto desire to amend the Indenture in certain respects to resolve or eliminate such ambiguities, defects or inaccuracies, all as set forth in and subject to the terms and conditions of this Amendment.

         NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Amendments of Indenture. Subject to the terms and conditions of this Amendment, including without limitation the fulfillment of the condition precedent to the effectiveness of this Amendment set forth in Section 6 hereof, the Indenture shall be amended by:

         (a) deleting the first paragraph under the heading "GRANTING CLAUSES" and by substituting, in lieu thereof, the following replacement paragraph:

                  "The Company hereby Grants to the Trustee as of the date hereof, as trustee for the benefit of the Holders, a present and continuing security interest in all of the Company's right, title and interest, subject to the provisions set forth below, whether now owned or hereafter acquired in, to, and under the following types of personal property now owned or hereafter acquired by the Company: (i) all accounts (including without limitation health care insurance receivables); (ii) all supporting obligations; (iii) all letter of credit rights;
                  (iii) all letters of credit; (iv) all chattel paper (including without limitation electronic chattel paper); (v) all

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                  documents; (vi) all equipment;  (vii) all fixtures; (viii) all general intangibles (including without limitation payment intangibles); (ix) all deposit accounts; (x) all commodity accounts; (xi) all commodity contracts; (xii) all money;
                  (xiii) all goods;  (xiv) all instruments;  (xv) all inventory;
                  (xvi) all investment property; and (xvii) to the extent not otherwise included, all proceeds and products of any of the
                  foregoing   and   all   accessions   to,   substitutions   and
                  replacements  for,  and  rents  and  profits  of,  each of the
                  foregoing  (all  of  the  foregoing   referenced  to  in  this
                  paragraph  being  referred  to  collectively   herein  as  the
                  "Security")."

         (b) deleting the third paragraph under the heading "GRANTING CLAUSES" and by substituting, in lieu thereof, the following replacement paragraph:

                  "The  Grant  made in the  initial  paragraph  of the  Granting
                  Clause is intended to create a security interest in the Security in favor of the Trustee for the benefit of the Holders of the Notes to secure the payment of principal and interest on, and any other amounts owing in respect of, the Notes; and after satisfaction of such obligations, amounts received as a result of such Grant shall be available without restriction to the Company."

         2. No Other Amendments. Except for the amendments expressly set forth and referred to in Section 1 above, the Indenture shall remain unchanged and in full force and effect.

         3. Representations and Warranties. The Company hereby represents and warrants to the Trustee that (a) this Amendment has been duly authorized, executed and delivered by the Company and (b) all of the representations and warranties made by the Company in the Indenture are true and correct in all material respects on and as of the date of this Amendment (except to the extent that any such representations or warranties expressly referred to a specific prior date). Any breach in any material respect by the Company of any of its representations and warranties contained in this Section 3 shall be an Event of Default for all purposes of the Indenture.

         4. Ratification. The Company hereby ratifies and reaffirms each and every term, covenant and condition set forth in the Indenture and all other documents delivered by the Company in connection therewith, effective as of the date hereof.

         5. Waiver by the Company The Company hereby waives any claim, defense, demand, action or suit of any kind or nature whatsoever against the Trustee arising on or prior to the date hereof in connection with the Indenture or the transactions contemplated thereunder.

         6. Conditions to Effectiveness. This Amendment shall become effective, upon the First Amendment Effective Date, subject to the receipt by the Trustee of this Amendment, duly executed, completed and delivered by the Company and the Trustee.

         7. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK FOR CONTRACTS TO BE PERFORMED ENTIRELY WITHIN SAID STATE.

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         8. Severability of Provisions. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, the Company hereby waives any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

         9. Counterparts. This Amendment may be executed in any number of several counterparts, all of which shall be deemed to constitute but one original and shall be binding upon all parties, their successors and permitted assigns.

         10. Entire Agreement. The Indenture as amended by this Amendment embody the entire agreement between the parties hereto relating to the subject matter hereof and supersedes all prior agreements, representations and understandings, if any, relating to the subject matter hereof.

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IN WITNESS  WHEREOF,  the parties have caused this Amendment to be duly executed by their respective officers thereunto duly authorized, as of the date first above written.


                               NATIONAL VISION, INC.


                               By     /s/ Mitchell Goodman
                                  -------------------------------------------
                               Name:       Mitchell Goodman
                                        -------------------------------------
                               Title:      Sr. Vice President and
                                           General Counsel
                                        -------------------------------------


                               STATE STREET BANK AND TRUST COMPANY, as Trustee


                               By       /s/ Kathy A. Larimore
                                  -------------------------------------------
                               Name:        Kathy A. Larimore
                                        -------------------------------------
                               Title:        Vice President
                                        -------------------------------------